Exhibit 2

                                 HEADS OF TERMS


                              Dated 16 August 2005


                                     BETWEEN


                             V. INVESTMENTS LIMITED


                                      -and-


                       NAVALMAR TRANSPORTES MARITIMOS LDA





















                        STRICTLY PRIVATE AND CONFIDENTIAL

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HEADS OF TERMS


BETWEEN:


1. V. INVESTMENTS LIMITED of Eaglehurst, Belmont Hill, Douglas Isle of Man IM1 4NY ("V. Ships"), and

2. NAVALMAR TRANSPORTES MARITIMOS LDA of Rua Dos Murcas 15, Funchal, Madeira ("Navalmar")

WHEREAS:

(A) V. Ships either directly or through its associates holds 2,033,271 shares in MC Shipping Inc. (the "V. Ships Shares").


(B) Navalmar is currently the holder of a significant number of shares in MC Shipping Inc.

IT IS HEREBY AGREED as follows:

1.1   V. Ships agrees to sell and Navalmar agrees to purchase 1,780,000 of the
      V. Ship Shares (the " Sale Shares") at a price of US $ 9 per share in the total amount of US $ 16,020,000 (the "V. Ships Share Purchase Consideration") (the "V. Ships Share Purchase").

1.2 Navalmar agrees that in the event that it disposes of the Sale Shares or any part thereof within 12 months of Completion ( as defined below) at a value in excess of US$ 9 per share ( the " Excess Value") the Excess Value shall be shared 50;50 between Navalmar and V. Ships.


2.1 Subject to paragraph 3 below completion of the V. Ships Share Purchase shall be effected no later than 30th September 2005 ("Completion").

2.2   At Completion the following will occur;

      (i) Navalmar shall pay to V Ships the V. Ships Share Purchase Consideration in exchange for valid and binding transfer documents in Navalmar's name in respect of the Sale Shares, and

2.3 V.Ships warrant that the Sale Shares will be sold by V. Ships to Navalmar with full title guarantee and free of all claims, liens, charges, encumbrances and equities and all other third party rights.

3.    CONDITIONS

3.1   The provisions of this Agreement are subject to the following conditions:

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      (i)   a final form mutually agreed sale and purchase agreement in respect of the Sale Shares setting out the provisions herein;

      (iii) The obtaining by V Ships of all requisite consents to the V. Ships Shares Purchase, such consents to be obtained not later than 31st August 2005.

4.    DISCLOSURE

      Both Navalmar and V. Ships undertake to each other that all relevant disclosure as required by law or by the regulations of recognised stock exchanges in the USA will be completed in due time and in proper form with regard to the V. Ships Share Purchase.

5.    COSTS

      Each of Navalmar and V. Ships shall be responsible for their own costs arising from and associated with the V. Ships Share Purchase.

6.    GOVERNING LAW AND JURISDICTION

      This Agreement is governed by English law and both V. Ships and Navalmar irrevocably submit to the exclusive jurisdiction of the courts of England and Wales.


Signed by the duly authorised signatory of

V. INVESTMENTS LIMITED
                                                By:   /s/ Tullio Biggi
                                                   -----------------------
                                                      Name: Tullio Biggi
                                                      Title: Director


Signed by the duly authorised signatory of

NAVALMAR TRANSPORTES MARITIMOS LDA
                                                By:   /s/ Enrico Bogazzi
                                                   -----------------------
                                                      Name: Enrico Bogazzi
                                                      Title: Director